Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB RECEIVES RESPONSE FROM NASA

REGARDING CLAIM FOR LOSSES ON SPACE SHUTTLE MISSION

Houston, Texas, October 6, 2004 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced its receipt of NASA’s determination regarding the Company’s claim for loss of its Research Double Module that was destroyed during the STS-107 space shuttle tragedy. NASA’s determination states that its liability is limited to the contractually-stipulated $8.0 million contract provision. The Company is pursuing receipt of the $8.0 million plus interest from NASA in this fiscal quarter.

As reported in January 2004, SPACEHAB’s contract with NASA included an indemnification provision providing for any loss of, or damage to, the Company’s flight hardware up to $8.0 million. SPACEHAB filed a formal claim against NASA in the amount of $87.7 million for its loss in the shuttle accident which includes the $8.0 million contractually-stipulated provision.

NASA’s notification to SPACEHAB in response to the claim represents the final decision of NASA. Although SPACEHAB has agreed to accept the contract indemnification amount of $8.0 million, the Company has the right to file an appeal for the difference between the $8.0 million amount specified by NASA and the amount identified in SPACEHAB’s claim. The right can be exercised by filing an appeal with either the Armed Services Board of Contract Appeals or the U.S. Court of Federal Claims. SPACEHAB is evaluating whether it will pursue an appeal. In addition to an appeal, SPACEHAB has other legal recourse it can pursue. Once an assessment of its options is complete, SPACEHAB will make a formal announcement of its decision.

SPACEHAB’s insurer for the STS-107 space shuttle mission, Lloyd’s of London, paid the full proceeds of a $17.7 million policy to the Company shortly after the accident. Subsequently, Lloyd’s has filed suit against SPACEHAB seeking recovery of the $17.7 million alleging that: (i) such proceeds were paid erroneously primarily due to the fact that NASA had not paid indemnification due to the Company prior to the payment of the insurance proceeds, (ii) the Company and its insurance broker misled Lloyd’s in issuing the policy, and (iii) the Company has not cooperated with Lloyd’s in protecting Lloyd’s right of subrogation. SPACEHAB believes that the Lloyd’s complaint is without merit, and while cooperating with Lloyd’s in protecting their interests, has responded accordingly.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space

Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

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